Exhibit 99.1

FOR FURTHER INFORMATION AT THE COMPANY:

Tom Tolda

Chief Financial Officer

(626) 768-6788

EAST WEST BANCORP ANNOUNCES PRELIMINARY
SECOND QUARTER 2008 FINANCIAL RESULTS WITH TOTAL REVENUES
OF $105.6 MILLION, EPS GUIDANCE OF $1.35 TO $1.40 FOR 2009 AND $0.19
TO $0.23 FOR REST OF 2008 AND TOTAL RISK-BASED CAPITAL
 REACHING 13.01%

•                  Maintained Cash Dividend of $0.10 Per Common Share Payable on August 19, 2008

•                  Average Deposits Up $172.8 Million Quarter-To-Date

•                  Loan Loss Provision of $85.0 Million

Pasadena, CA – July 24, 2008 – East West Bancorp, Inc. (Nasdaq: EWBC), parent company of East West Bank, one of the nation’s premier community banks, today reported selected preliminary financial results for the second quarter 2008 of a net loss of $25.9 million or ($0.41) per share.

The Company is in the process of determining whether a goodwill impairment charge, if any, is required as of June 30, 2008. These financial results for the second quarter reported in this release are final excluding the impact of goodwill impairment, if any. If there is any goodwill impairment, noninterest expense will increase and earnings per share and net income will be reduced for the quarter. The Bank’s regulatory capital levels, cash or liquidity are not affected by goodwill and any potential impairment. We expect to conclude our analysis shortly and will communicate final second quarter financial results immediately afterwards.

Dominic Ng, Chairman, President and Chief Executive Officer of East West, stated, “East West’s core profitability remains very strong. For the quarter, East West’s total revenue including net interest income and noninterest income was $105.6 million, compared to $109.7 million in the prior year period. Core operating income (excluding the impact of provision for loan losses and non-cash charges) was approximately $49.9 million for the quarter. The current environment has been very challenging for all banks and East West has responded aggressively by taking actions to further strengthen our balance sheet by increasing capital, liquidity and our allowance for loan losses. East West’s business model is diversified and our balance sheet and capital levels are very healthy. We are confident that due to our decisive actions taken during the first half of the year, the Bank will return to profitability for the rest of 2008 and for full year 2009.”

Ng continued, “During the quarter, East West completed a comprehensive review of the loan portfolio. As part of the loan review, we ordered new appraisals for our land and residential construction loans and as a result, recorded a provision for loan losses of $85.0 million. The provision for loan losses was more than 2.4 times the net chargeoffs of $34.8 million for the quarter and as of the end of June, the allowance for loan losses was $168.4 million, a 90% increase from year-end. I would like to reiterate that East West does not and has not ever engaged in any subprime lending and our consumer and residential loan portfolios are performing well. Loan by loan, we have methodically examined our loan portfolio for loss exposure.  We believe that we are well reserved as of June 30, 2008 and that provision levels will be less for the remainder of 2008.”

Ng continued, “Initiatives we undertook during the second quarter and will continue for the remainder of the year include building capital, building deposits, reducing exposures to land and construction loans, and reducing operating expenses. We have been successful in growing deposits and quarter-to-date average deposits are up $172.8 million. Additionally, given our extensive portfolio review and our increased allowance for loan losses, we believe our credit risk exposures are manageable and we have resumed earnings guidance.”

Management Guidance

Due to the economic conditions and turbulence surrounding the entire financial market, the Company did not provide earnings per share guidance at the release of the first quarter 2008 earnings. Management is pleased to provide guidance for the remainder of 2008 and an early indication for guidance for 2009 at this point in time.  Management currently expects that fully diluted earnings per share will range from $0.08 to $0.10 for the third quarter of 2008 and $0.11 to $0.13 for the fourth quarter of 2008. Additionally, management currently estimates that full year 2009 earnings will range from $1.35 to $1.40 per share.

Management expects that the net interest margin will range from 3.11% to 3.16% for the remainder of 2008, resulting in a full year net interest margin of 3.28% to 3.32%.  The decrease in the estimated margin for the second half of 2008 is largely due to assumptions on increased nonperforming assets and increased deposit costs. Additionally, management currently estimates that provision for loan losses for the remainder of the year will approximate $30.0 million per quarter. We currently believe that the estimate is reasonable based on our stress case modeling which includes assumptions on probability of default and continued deterioration in the real estate market.

Ng concluded, “We strongly believe that our current aggressive credit management combined with our strong capital levels will enable us to be one of the first community banks to successfully emerge from this difficult economic environment.  We believe that East West will have opportunities in 2009 to capitalize on the turbulence in the banking sector and gain market share through organic expansion and/or acquisition.  Additionally, our current projections show that earnings for the full year of 2009 will range from $1.35 to $1.40 per share.”

Preliminary Second Quarter Summary

•                  Raised $200.0 million in capital through issuance of convertible preferred stock

•                  Increased risk-based capital $175.7 million quarter-to-date, resulting in a total risk-based capital ratio of 13.01% as of June 30, 2008

•                  Increased excess borrowing capacity to $1.7 billion

•                  Increased average deposits $172.8 million quarter-to-date

•                  Credit Quality

•                  Recorded provision for loan losses to $85.0 million

•                  Net loan chargeoffs were $34.8 million

•                  Total allowance for loan losses to total loans of 1.95%

•                  Total nonperforming assets to total assets of 1.64%

•                  Other than temporary impairment of investment securities $9.9 million, primarily related to Fannie Mae and Freddie Mac preferred stock

•                  Tax receivable write-off of $7.1 million before tax deduction ($4.6 million after tax)

East West also recently announced that its Board of Directors declared a quarterly common stock cash dividend of $0.10 per share for the third quarter of 2008, the 38th consecutive quarter East West has returned cash dividends to common shareholders.  East West’s Board of Directors also recently approved the payment of the 8.0% dividend on the Series A Preferred Stock.

Preliminary Second Quarter 2008 Operating Results

(In thousands, except per share amounts)

(unaudited)

	Three Months Ended June 30, 2008
	Total Amount	Per Share Amount

Interest and dividend income	$167,905	$2.68
Interest expense	(75,729)	(1.21)
Net interest income before provision for loan losses	92,176	1.47
Provision for loan losses	(85,000)	(1.36)
Net interest income after provision for loan losses	7,176	0.11
Noninterest income	13,383	0.21
Noninterest expense	(65,600)	(1.05)
(Loss) income before provision for income taxes	(45,041)	(0.72)
Benefit (provision) for income taxes	19,154	0.31
Net (loss) income	$(25,887)	$(0.41)

Net interest income for the second quarter totaled $92.2 million, 7% or $6.8 million less than the second quarter of 2007 and 7%, or $7.4 million lower on a sequential quarter basis.  The net interest margin for the quarter totaled 3.33%, compared to 3.63% in the prior quarter, a decrease of 30 basis points. The 30 basis point decrease in the margin was primarily comprised of a 10 basis point decrease due to the recent steep 225 basis point decrease in the federal funds target rate, an 8 basis point decrease due to the reversal of interest from nonaccrual loans and an 8 basis point decrease due to the reinvestment of loan payoffs into lower yielding Treasury securities and fed funds assets.

Preliminary Second Quarter Margin Information

	Three Months Ended
	June 30, 2008	March 31, 2008
For The Period
Net interest margin (1)	3.33%	3.63%
Yield on earning assets (1)	6.07%	6.81%
Cost of deposits	2.33%	2.86%
Cost of funds	2.92%	3.35%

(1)  Yields on certain securities have been adjusted upward to a "fully taxable equivalent" basis in order to reflect the effect of income which is exempt from federal income taxation at the current statutory tax rate.

East West recorded $85.0 million in provision for loan losses during the second quarter of 2008. In comparison, East West recorded $55.0 million in the first quarter of 2008.

Noninterest income for the second quarter totaled $13.4 million, 24% or $2.6 million higher than the second quarter of 2007 and 16% or $2.5 million less than the first quarter of 2008.  Core noninterest income, excluding the impact of gains on sales of investment securities, loans and other assets, totaled $9.6 million for the quarter, 2% lower than the prior year figure and reflecting no change from the sequential quarter.  Noninterest income remains healthy as branch fees, letters of credit fees and commissions have remained stable.

Total noninterest expenses, excluding any potential goodwill impairment, totaled $65.6 million for the quarter. Of this amount, $9.9 million was due to other than temporary impairment of investment securities. Excluding the non-cash charge for investment securities, operating expenses totaled $55.7 million for the second quarter, $2.8 million higher than prior quarter. The increase from the prior quarter was largely due to a $3.2 million increase in credit cycle costs including appraisal, legal and consultant and other real estate owned expenses.  We estimate that noninterest expenses for the remainder of the year will trend downward from the first half of the year due to expense management.

During the quarter, we recorded other than temporary impairment of investment securities of $9.9 million. The investment securities writedown was primarily comprised of an $8.4 million writedown of Fannie Mae and Freddie Mac preferred stock. Given the recent announcement by the federal government to support Fannie Mae and Freddie Mac, we believe that all principal and interest on these securities will be paid. Additionally, during the second quarter, we also wrote off $1.5 million for four pooled trust preferred securities also determined to be other than temporarily impaired.

Lastly, we wrote off a $7.1 million tax receivable for a tax refund claim related to a Regulated Investment Company “RIC” as the California Franchise Tax Board denied the Company’s tax refund claim. This receivable of $7.1 million ($4.6 million after tax) was written off; however, management will continue to appeal and pursue the claim.

Capital Strength

	6/30/2008	3/31/2008
Summary
Total Leverage Capital	1,163,930	991,153
Total Risk-Based Capital	1,371,257	1,195,562
Leverage Capital Ratio	10.01%	8.58%
Tier 1 Capital Ratio	11.04%	8.78%
Total Risk-Based Capital Ratio	13.01%	10.59%

Well Capitalized Figures
Total Well Capitalized Leverage Requirement (5%)	581,282	577,656
Total Excess Above Well Capitalized Leverage Requirement	582,648	413,497

Total Well Capitalized Tier-1 Capital Requirement (6%)	632,335	677,478
Total Excess Above Well Capitalized Tier-1 Capital Requirement	738,922	518,084

Total Well Capitalized Risk-Based Capital Requirement (10%)	1,053,891	1,129,129
Total Excess Above Well Capitalized Risk-Based Capital Requirement	317,366	66,433

East West raised $200.0 million in capital through a preferred convertible stock offering in April of 2008. Through the capital issuance, East West increased the total amount of tangible equity to $908.8 million as of June 30, 2008. As of the end of the second quarter, our tangible equity to tangible assets ratio was a solid 7.96%. East West significantly exceeds well capitalized minimums under all regulatory guidelines.  At June 30, 2008, our total risk-based capital ratio was 13.01%, Tier I risk-based capital ratio was 11.04%, and Tier I leverage ratio was 10.01%.

Strong Liquidity

The Bank’s liquidity continued to grow during the quarter, primarily due to increased deposits and paydowns of loans. As of June 30, 2008, East West had $1.3 billion of excess borrowing capacity from various sources including the Federal Home Loan Bank, Federal Reserve and Fed Fund facilities. The Bank also had $424.0 million in cash and Fed Funds sold as of June 30, 2008, bringing the total excess liquidity to $1.7 billion.  Additionally, total deposits as of June 30, 2008 grew $240.1 million or 3% from December 31, 2007.

Managing Through the Credit Cycle

Given the turbulence surrounding the residential construction market, management believed it was prudent to perform a comprehensive review of the portfolio, including obtaining new appraisals on land and residential construction loans. As a result of the review of the portfolio during the quarter, management has recorded the appropriate charge-offs and provision levels as of June 30, 2008.

The $85.0 million provision for loan losses during the quarter, net of $34.8 million in net chargeoffs, increased the allowance for loan losses to $168.4 million, a 44% or $51.3 million increase from March 31, 2008.

Total nonperforming assets as of June 30, 2008 totaled $193.1 million or 1.64% of total assets, compared to $74.5 million or 0.63% of total assets at March 31, 2008. Nonperforming assets as of June 30, 2008 included nonaccrual loans totaling $170.9 million, other real estate owned totaling $17.5 million and loans modified or restructured totaling $4.7 million. During the second quarter, we sold five other real estate owned properties with a carrying value of $10.0 million and foreclosed on five properties with a carrying value of $12.5 million.

Total nonaccrual loans as of June 30, 2008 were $170.9 million, or 1.97% of total loans. As a result of our comprehensive loan review, we identified 20 loans totaling $40.4 million which were not 90 days past due as of June 30, 2008, but we proactively classified as nonaccrual due to concerns surrounding collateral and future collectibility.

For the second quarter of 2008, East West had net chargeoffs of $34.8 million, comprised of $35.2 million in gross charge-offs and $366 thousand in recoveries. This compares to net charge-offs of $25.4 million for the first quarter of 2008.  Of the total gross charge-offs of $35.2 million for the quarter, 46% or $16.3 million were land loans and 45% or $15.7 million were residential construction loans.

At June 30, 2008, the allowance for loan losses increased to $168.4 million, compared to $117.1 million at March 31, 2008.  At June 30, 2008, the allowance for unfunded loan commitments totaled $11.2 million, compared to $12.3 million, at March 31, 2008, reflecting the decrease in unfunded commitments during the quarter.  The allowance for unfunded loan commitments is included in accrued expenses and other liabilities on the balance sheet.   The Company’s methodology for calculating the allowance for loan losses includes factors such as collateral deficiency, historical loss trends, asset classification, delinquency, credit concentrations and overall economic conditions. Based on management’s evaluation and analysis of portfolio credit quality and prevailing economic conditions, we believe these reserves are adequate for losses inherent in the loan portfolio both on and off-balance sheet as of June 30, 2008.

Deposit Summary

During the second quarter, deposits were stable with total deposits at June 30, 2008 of $7.5 billion, a 3% or $240.1 million increase over total deposits of $7.3 billion at December 31, 2007. Average total deposits for the second quarter were $7.5 billion, a 2% or $172.8 million increase from the first quarter of 2008. The average cost of deposits for the second quarter of 2008 was 2.33%, a 109 basis point decrease from the year ago quarter and a 53 basis point decrease from the previous quarter.  The average cost of funds for the second quarter equaled 2.92%, an 82 basis point decrease from the prior year and a 43 basis point decrease from the prior quarter.

About East West

East West Bancorp is a publicly owned company, with $11.8 billion in assets, whose stock is traded on the Nasdaq Global Select Market under the symbol “EWBC”. The company’s wholly owned subsidiary, East West Bank, is the second largest independent commercial bank headquartered in Southern California with 72 branch locations. East West Bank serves the community with 70 branch locations across Southern and Northern

California and a branch location in Houston, Texas. East West Bank has three international locations in Greater China, including a full-service branch in Hong Kong and representative offices in Beijing and Shanghai. For more information on East West Bancorp, visit the company’s website at www.eastwestbank.com.

Forward-Looking Statements

This release may contain forward-looking statements, which are included in accordance with the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 and accordingly, the cautionary statements contained in East West Bancorp’s Annual Report on Form 10-K for the year ended Dec. 31, 2007 (See Item I — Business, and Item 7 — Management’s Discussion and Analysis of Consolidated Financial Condition and Results of Operations), and other filings with the Securities and Exchange Commission are incorporated herein by reference. These factors include, but are not limited to: the effect of interest rate and currency exchange fluctuations; competition in the financial services market for both deposits and loans; EWBC’s ability to efficiently incorporate acquisitions into its operations; the ability of borrowers to perform as required under the terms of their loans; effect of additional provisions for loan losses; effect of any goodwill impairment, the ability of EWBC and its subsidiaries to increase its customer base; the effect of regulatory and legislative action, including California tax legislation and an announcement by the state’s Franchise Tax Board regarding the taxation of Registered Investment Companies; and regional and general economic conditions.  Actual results and performance in future periods may be materially different from any future results or performance suggested by the forward-looking statements in this release. Such forward-looking statements speak only as of the date of this release. East West expressly disclaims any obligation to update or revise any forward-looking statements found herein to reflect any changes in the Bank’s expectations of results or any change in event.

EAST WEST BANCORP, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except per share amounts)

(unaudited)

	June 30, 2008		December 31, 2007	% Change
Assets
Cash and cash equivalents	$424,058		$160,347	164
Short term investments	880		—	NA
Securities purchased under resale agreements	50,000		150,000	(67)
Investment securities available-for-sale	1,828,181		1,887,136	(3)
Loans receivable (net of allowance for loan losses of $168,413 and $88,407)	8,483,124		8,750,921	(3)
Other real estate owned, net	17,490		1,500	1,066
Premiums on deposits acquired, net	23,896		28,459	(16)
Goodwill	337,574		335,366	1
Other assets	619,697		538,483	15
Total assets	$11,784,900		$11,852,212	(1)

Liabilities and Stockholders’ Equity
Deposits	$7,519,002		$7,278,914	3
Federal funds purchased	86,149		222,275	(61)
Federal Home Loan Bank advances	1,543,389		1,808,419	(15)
Securities sold under repurchase agreements	1,000,812		1,001,955	(0)
Notes payable	13,533		16,242	(17)
Accrued expenses and other liabilities	114,245		117,014	(2)
Long-term debt	235,570		235,570	0
Total liabilities	10,512,700		10,680,389	(2)
Stockholders’ equity	1,272,200		1,171,823	9
Total liabilities and stockholders’ equity	$11,784,900		$11,852,212	(1)
Book value per share	$16.64	(1)	$18.56	(10)
Number of shares at period end	63,439		63,137	0

Ending Balances	June 30, 2008	December 31, 2007	% Change
Loans receivable
Real estate - single family	$474,774	$433,337	10
Real estate - multifamily	742,025	690,941	7
Real estate - commercial	3,451,822	3,502,213	(1)
Real estate - land	625,341	681,260	(8)
Real estate - construction	1,554,192	1,547,082	0
Commercial	1,165,655	1,314,068	(11)
Trade finance	436,969	491,690	(11)
Consumer	205,649	184,518	11
Total gross loans receivable	8,656,427	8,845,109	(2)
Unearned fees, premiums and discounts	(4,890)	(5,781)	(15)
Allowance for loan losses	(168,413)	(88,407)	90
Net loans receivable	$8,483,124	$8,750,921	(3)

Deposits
Noninterest-bearing demand	$1,419,183	$1,431,730	(1)
Interest-bearing checking	400,174	472,943	(15)
Money market	1,117,229	1,090,949	2
Savings	460,651	477,779	(4)
Total core deposits	3,397,237	3,473,401	(2)
Time deposits less than $100,000	979,810	926,459	6
Time deposits $100,000 or greater	3,141,955	2,879,054	9
Total time deposits	4,121,765	3,805,513	8
Total deposits	$7,519,002	$7,278,914	3

(1) Book value per share is calculated based on the assumed conversion of 200,000 shares of convertible preferred stock into 12,998,840 shares of the Company’s common stock

EAST WEST BANCORP, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share amounts)

(unaudited)

	Three Months Ended June 30,		%
	2008	2007	Change

Interest and dividend income	$167,905	$187,214	(10)
Interest expense	(75,729)	$(88,285)	(14)
Net interest income before provision for loan losses	92,176	98,929	(7)
Provision for loan losses	(85,000)	—	NA
Net interest income after provision for loan losses	7,176	98,929	(93)
Noninterest income	13,383	10,802	24
Noninterest expense	(65,600)	(43,263)	52
(Loss) income before provision for income taxes	(45,041)	66,468	(168)
Benefit (provision) for income taxes	19,154	(25,978)	(174)
Net (loss) income	$(25,887)	$40,490	(164)
Net (loss) income per share, basic	$(0.41)	$0.67	(161)
Net (loss) income per share, diluted	$(0.41)	$0.66	(162)
Shares used to compute per share net (loss) income:
- Basic	62,599	60,381	4
- Diluted	62,599	61,346	2

	Three Months Ended June 30,		%
	2008	2007	Change
Noninterest income:
Branch fees	$4,339	$3,404	27
Net gain on sale of investment securities available-for-sale	3,433	918	274
Letters of credit fees and commissions	2,476	2,633	(6)
Ancillary loan fees	984	1,487	(34)
Net gain on sale of loans	273	86	217
Other operating income	1,878	2,274	(17)
Total noninterest income	$13,383	$10,802	24

Noninterest expense:
Compensation and employee benefits	$25,790	$20,648	25
Impairment writedown on investment securities	9,945	—	NA
Occupancy and equipment expense	6,539	6,046	8
Deposit insurance premiums and regulatory assessments	2,321	324	616
Amortization of investments in affordable housing partnerships	1,920	1,236	55
Amortization and impairment writedowns of premiums on deposits acquired	1,827	1,525	20
Data processing	1,135	1,070	6
Legal expense	1,135	344	230
Other real estate owned expense (income)	508	(2)	(25,500)
Other operating expense	14,480	12,072	20
Total noninterest expense	$65,600	$43,263	52

	Six Months Ended June 30,		%
	2008	2007	Change

Interest and dividend income	$355,089	$373,391	(5)
Interest expense	(163,294)	(175,859)	(7)
Net interest income before provision for loan losses	191,795	197,532	(3)
Provision for loan losses	(140,000)	—	NA
Net interest income after provision for loan losses	51,795	197,532	(74)
Noninterest income	29,296	21,953	33
Noninterest expense	(118,490)	(84,237)	41
(Loss) income before provision for income taxes	(37,399)	135,248	(128)
Benefit (provision) for income taxes	16,556	(52,662)	(131)
Net (loss) income	$(20,843)	$82,586	(125)
Net (loss) income per share, basic	$(0.33)	$1.36	(124)
Net (loss) income per share, diluted	$(0.33)	$1.34	(125)
Shares used to compute per share net (loss) income:
– Basic	62,542	60,515	3
– Diluted	62,542	61,523	2

	Six Months Ended June 30,		%
	2008	2007	Change
Noninterest income:
Branch fees	$8,440	$6,831	24
Net gain on sale of investment securities available-for-sale	7,767	2,446	218
Letters of credit fees and commissions	5,153	4,986	3
Net gain on sale of loans	2,128	1,024	108
Ancillary loan fees	2,125	2,767	(23)
Other operating income	3,683	3,899	(6)
Total noninterest income	$29,296	$21,953	33

Noninterest expense:
Compensation and employee benefits	$49,058	$41,430	18
Occupancy and equipment expense	13,547	11,927	14
Impairment writedown on investment securities	9,945	—	NA
Amortization and impairment writedowns of premiums on deposits acquired	4,564	3,057	49
Amortization of investments in affordable housing partnerships	3,635	2,504	45
Deposit insurance premiums and regulatory assessments	3,513	671	424
Legal expense	3,035	605	402
Data processing	2,331	2,052	14
Other real estate owned expense (income)	1,397	(1,247)	(212)
Other operating expense	27,465	23,238	18
Total noninterest expense	$118,490	$84,237	41

EAST WEST BANCORP, INC.

SELECTED FINANCIAL INFORMATION

(In thousands)

(unaudited)

	Three Months Ended June 30,		%
Average Balances	2008	2007	Change
Loans receivable
Real estate - single family	$458,021	$328,114	40
Real estate - multifamily	731,042	1,175,402	(38)
Real estate - commercial	3,494,118	3,164,668	10
Real estate - land	649,392	583,153	11
Real estate - construction	1,566,562	1,310,627	20
Commercial	1,227,891	1,054,579	16
Trade finance	448,471	328,984	36
Consumer	197,531	151,859	30
Total loans receivable	8,773,028	8,097,386	8
Investment securities available-for-sale	1,990,262	1,634,791	22
Earning assets	11,125,104	10,009,350	11
Total assets	11,771,136	10,653,778	10

Deposits
Noninterest-bearing demand	$1,405,040	$1,265,108	11
Interest-bearing checking	412,422	407,669	1
Money market	1,103,522	1,328,806	(17)
Savings	468,541	350,208	34
Total core deposits	3,389,525	3,351,791	1
Time deposits less than $100,000	964,196	975,979	(1)
Time deposits $100,000 or greater	3,148,739	2,846,255	11
Total time deposits	4,112,935	3,822,234	8
Total deposits	7,502,460	7,174,025	5
Interest-bearing liabilities	9,005,974	8,211,151	10
Stockholders’ equity	1,221,285	1,043,012	17

	Six Months Ended June 30,		%
Average Balances	2008	2007	Change
Loans receivable
Real estate - single family	$451,081	$353,565	28
Real estate - multifamily	714,792	1,292,813	(45)
Real estate - commercial	3,557,946	3,257,029	9
Real estate - land	660,495	484,672	36
Real estate - construction	1,575,306	1,254,617	26
Commercial	1,255,352	1,026,868	22
Trade finance	456,891	311,659	47
Consumer	192,279	155,938	23
Total loans receivable	8,864,142	8,137,161	9
Investment securities available-for-sale	1,914,642	1,641,974	17
Earning assets	11,087,927	10,062,554	10
Total assets	11,780,012	10,706,111	10

Deposits
Noninterest-bearing demand	$1,399,920	$1,254,959	12
Interest-bearing checking	407,631	411,692	(1)
Money market	1,099,111	1,322,191	(17)
Savings	469,989	357,360	32
Total core deposits	3,376,651	3,346,202	1
Time deposits less than $100,000	951,241	983,705	(3)
Time deposits $100,000 or greater	3,088,157	2,803,930	10
Total time deposits	4,039,398	3,787,635	7
Total deposits	7,416,049	7,133,837	4
Interest-bearing liabilities	9,045,283	8,279,895	9
Stockholders’ equity	1,189,223	1,032,412	15

EAST WEST BANCORP, INC.

SELECTED FINANCIAL INFORMATION

(In thousands)

(unaudited)

	Three Months Ended June 30,		%
Selected Ratios	2008	2007	Change
For The Period
Return on average assets	-0.88%	1.52%	(158)
Return on average equity	-8.48%	15.53%	(155)
Interest rate spread (3)	2.70%	3.20%	(16)
Net interest margin (3)	3.33%	3.97%	(16)
Yield on earning assets (3)	6.07%	7.51%	(19)
Cost of deposits	2.33%	3.42%	(32)
Cost of funds	2.92%	3.74%	(22)
Noninterest expense/average assets (1)	1.74%	1.52%	14
Efficiency ratio (1)	48.62%	36.91%	32
Net chargeoffs to average loans (2)	1.59%	0.03%	5,483
Gross loan chargeoffs	$35,209	$865	3,970
Loan recoveries	$(366)	$(289)	27
Net loan chargeoffs	$34,843	$576	5,949

	Six Months Ended June 30,		%
Selected Ratios	2008	2007	Change
For The Period
Return on average assets	-0.35%	1.54%	(123)
Return on average equity	-3.51%	16.00%	(122)
Interest rate spread (3)	2.82%	3.21%	(12)
Net interest margin (3)	3.48%	3.96%	(12)
Yield on earning assets (3)	6.44%	7.49%	(14)
Cost of deposits	2.59%	3.39%	(24)
Cost of funds	3.14%	3.72%	(16)
Noninterest expense/average assets (1)	1.69%	1.47%	15
Efficiency ratio (1)	45.12%	35.85%	26
Net chargeoffs to average loans	1.36%	0.02%	7,453
Gross loan chargeoffs	$60,792	$1,056	5,657
Loan recoveries	$(566)	$(324)	75
Net loan chargeoffs	$60,226	$732	8,128

Period End
Tier 1 risk-based capital ratio	11.04%	9.77%	13
Total risk-based capital ratio	13.01%	11.21%	16
Tier 1 leverage capital ratio	10.01%	8.89%	13

(1)          Excludes the amortization of intangibles, amortization and impairment writedowns of premiums on deposits acquired, impairment writedown on goodwill and investment securities, and amortization of investments in affordable housing partnerships.

(2)          Annualized.

(3)          Yields on certain securities have been adjusted upward to a “fully taxable equivalent” basis in order to reflect the effect of income which is exempt from federal income taxation at the current statutory tax rate.

EAST WEST BANCORP, INC.

QUARTERLY ALLOWANCE FOR LOAN LOSSES RECAP

(In thousands)

(unaudited)

	Three Months Ended
	June 30, 2008	March 31, 2008
LOANS
Allowance balance, beginning of period	$117,120	$88,407
Allowance for unfunded loan commitments and letters of credit	1,136	(904)
Provision for loan losses	85,000	55,000
Net Charge-offs:
Single family real estate	632	75
Multifamily real estate	436	—
Commercial and industrial real estate	(3)	—
Land	16,337	5,078
Residential Construction	15,726	8,565
Commercial Construction	—	—
Business, commercial	1,562	11,636
Automobile	130	12
Other	23	17
Total net charge-offs	34,843	25,383
Allowance balance, end of period	$168,413	$117,120

UNFUNDED LOAN COMMITMENTS AND LETTERS OF CREDIT:
Allowance balance, beginning of period	$12,289	$11,385
Provision (recovery) for unfunded loan commitments and letters of credit	(1,136)	904
Allowance balance, end of period	$11,153	$12,289
GRAND TOTAL, END OF PERIOD	$179,566	$129,409

Allowance for loan losses to total gross loans at end of period	1.95%	1.32%
Allowance for loan losses and unfunded loan commitments to total gross loans at end of period	2.07%	1.46%
Allowance to nonaccrual loans at end of period	98.59%	202.41%
Nonperforming assets to total assets	1.64%	0.63%
Nonaccrual loans to total loans	1.97%	0.65%

EAST WEST BANCORP, INC.

TOTAL NON-PERFORMING ASSETS AS OF JUNE 30, 2008

(In thousands)

(unaudited)

	Total Nonaccrual Loans
	90+ days Delinquent	Under 90+ Delinquent	Modified or Restructured	REO Assets	Total Non-Performing Assets
Loan Type
SFR	$7,247	$—	$—	$1,635	$8,882
MFR	7,010	—	—	4,658	11,668
Land	46,773	24,829	—	1,000	72,603
CRE	18,326	—	1,699	—	20,025
Construction - Residential	38,035	15,572	—	10,105	63,712
Construction - Commercial	4,283	—	—	—	4,283
C&I	7,722	—	2,993	—	10,715
Trade Finance	621	—	—	—	621
Consumer	476	—	—	92	568
Total	$130,493	$40,402	$4,692	$17,490	$193,077

EAST WEST BANCORP, INC.

QUARTER TO DATE AVERAGE BALANCES, YIELDS AND RATES PAID

(In thousands)

(unaudited)

	Three Months Ended June 30,
	2008			2007
	Average			Average
	Volume	Interest	Yield (1)	Volume	Interest	Yield (1)

ASSETS
Interest-earning assets:
Short-term investments (2)	$194,206	$1,051	2.17%	$7,151	$117	6.56%
Securities purchased under resale agreements (3)	50,000	1,264	10.14%	195,055	3,943	8.11%
Investment securities
Taxable	1,931,648	24,869	5.16%	1,607,571	22,939	5.72%
Tax-exempt (4)	58,614	1,185	8.09%	27,220	595	8.74%
Loans receivable	8,773,028	137,997	6.31%	8,097,386	158,844	7.87%
Federal Home Loan Bank and Federal Reserve
Bank stocks	117,608	1,863	6.35%	74,967	940	5.03%
Total interest-earning assets	11,125,104	168,229	6.07%	10,009,350	187,378	7.51%

Noninterest-earning assets:
Cash and due from banks	123,646			143,474
Allowance for loan losses	(136,109)			(76,102)
Other assets	658,495			577,056
Total assets	$11,771,136			$10,653,778

LIABILITIES AND STOCKHOLDERS’ EQUITY
Interest-bearing liabilities:
Checking accounts	412,422	681	0.66%	407,669	1,617	1.59%
Money market accounts	1,103,522	6,118	2.22%	1,328,806	13,982	4.22%
Savings deposits	468,541	958	0.82%	350,208	589	0.67%
Time deposits less than $100,000	964,196	7,560	3.14%	975,979	9,330	3.83%
Time deposits $100,000 or greater	3,148,739	28,219	3.59%	2,846,255	35,606	5.02%
Federal funds purchased	93,125	368	1.59%	139,755	1,878	5.39%
Federal Home Loan Bank advances	1,579,062	17,541	4.46%	982,837	12,514	5.11%
Securities sold under resale agreements	1,000,797	11,289	4.52%	975,000	9,018	3.71%
Long-term debt	235,570	2,995	5.10%	204,642	3,751	7.35%
Total interest-bearing liabilities	9,005,974	75,729	3.37%	8,211,151	88,285	4.31%

Noninterest-bearing liabilities:
Demand deposits	1,405,040			1,265,108
Other liabilities	138,837			134,507
Stockholders’ equity	1,221,285			1,043,012
Total liabilities and stockholders’ equity	$11,771,136			$10,653,778

Interest rate spread			2.70%			3.20%

Net interest income and net yield on interest-earning assets (4)		$92,500	3.33%		$99,093	3.97%

(1)          Annualized

(2)          Includes short-term securities purchased under resale agreements.

(3)          The terms for the purchase of securities under resale agreements range from ten to fifteen years.

(4)          Amounts calculated on a fully taxable equivalent basis using the current statutory federal tax rate.

EAST WEST BANCORP, INC.

YEAR TO DATE AVERAGE BALANCES, YIELDS AND RATES PAID

(In thousands)

(unaudited)

	Six Months Ended June 30,
	2008			2007
	Average			Average
	Volume	Interest	Yield (1)	Volume	Interest	Yield (1)

ASSETS
Interest-earning assets:
Short-term investments (2)	$135,373	$1,589	2.35%	$7,429	$217	5.89%
Securities purchased under resale agreements (3)	57,143	3,817	13.40%	195,313	7,729	7.98%
Investment securities
Taxable	1,851,596	50,873	5.51%	1,623,905	45,718	5.68%
Tax-exempt (4)	63,046	2,626	8.33%	18,069	760	8.41%
Loans receivable	8,864,142	293,431	6.64%	8,137,161	317,007	7.86%
Federal Home Loan Bank and Federal Reserve
Bank stocks	116,627	3,472	5.97%	80,677	2,168	5.42%
Total interest-earning assets	11,087,927	355,808	6.44%	10,062,554	373,599	7.49%

Noninterest-earning assets:
Cash and due from banks	137,057			145,483
Allowance for loan losses	(113,098)			(77,140)
Other assets	668,126			575,214
Total assets	$11,780,012			$10,706,111

LIABILITIES AND STOCKHOLDERS' EQUITY
Interest-bearing liabilities:
Checking accounts	407,631	2,048	1.01%	411,692	3,339	1.64%
Money market accounts	1,099,111	14,582	2.66%	1,322,191	27,557	4.20%
Savings deposits	469,989	2,412	1.03%	357,360	1,213	0.68%
Time deposits less than $100,000	951,241	16,401	3.46%	983,705	18,881	3.87%
Time deposits $100,000 or greater	3,088,157	60,346	3.92%	2,803,930	69,096	4.97%
Federal funds purchased	129,405	1,746	2.71%	143,947	3,848	5.39%
Federal Home Loan Bank advances	1,663,188	37,223	4.49%	1,087,453	27,380	5.08%
Securities sold under repurchase agreements	1,000,991	21,818	4.37%	975,000	17,412	3.60%
Long-term debt	235,570	6,718	5.72%	194,617	7,133	7.39%
Total interest-bearing liabilities	9,045,283	163,294	3.62%	8,279,895	175,859	4.28%

Noninterest-bearing liabilities:
Demand deposits	1,399,920			1,254,959
Other liabilities	145,586			138,845
Stockholders' equity	1,189,223			1,032,412
Total liabilities and stockholders’ equity	$11,780,012			$10,706,111

Interest rate spread			2.82%			3.21%

Net interest income and net yield
on interest-earning assets (4)		$192,514	3.48%		$197,740	3.96%

(1)          Annualized

(2)          Includes short-term securities purchased under resale agreements.

(3)          The terms for the purchase of securities under resale agreements range from ten to fifteen years.

(4)          Amounts calculated on a fully taxable equivalent basis using the current statutory federal tax rate.